Exhibit 21

HALLIBURTON COMPANY
Subsidiaries of the Registrant
December 31, 2006

STATE OR COUNTRY
NAME OF COMPANY	OF INCORPORATION

BITC (US) LLC	United States
Breswater Marine Contracting B.V.	Netherlands
Devonport Management Limited	United Kingdom
Devonport Royal Dockyard Limited	United Kingdom
DII Industries, LLC	United States
Halliburton Affiliates, LLC	United States
Halliburton Canada Holdings, Inc.	United States
Halliburton de Mexico, S. de R.L. de C.V.	Mexico
Halliburton Energy Services, Inc.	United States
Halliburton Energy Cayman Islands Limited	Cayman Islands
Halliburton Group Canada Inc.	Canada
Halliburton Group Canada (Partnership)	Canada
Halliburton Group Holdings (1) Company	Canada
Halliburton Group Holdings (2) Company	Canada
Halliburton Holdings (No. 2) Limited	United Kingdom
Halliburton Holdings (No. 3)	United Kingdom
Halliburton International, Inc.	United States
Halliburton Manufacturing and Services Limited	United Kingdom
Halliburton Overseas Limited	Cayman Islands
Halliburton Partners Canada, Inc.	Canada
HBR NL Holdings, LLC	United States
HES Mexico Holdings, LLC	United States
KBR Group Holdings, LLC	United States
KBR Holdings, LLC	United States
KBR, Inc.	United States
Kellogg Brown & Root Algeria Inc.	United States
Kellogg Brown & Root DH Limited	United Kingdom
Kellogg Brown & Root Holding B.V.	Netherlands
Kellogg Brown & Root Holdings (U.K.) Limited	United Kingdom
Kellogg Brown & Root Holdings Limited	United Kingdom
Kellogg Brown & Root Limited	United Kingdom
Kellogg Brown & Root LLC	United States
Kellogg Brown & Root Netherlands B.V.	Netherlands
Kellogg Brown & Root Overseas Operations Limited	United Kingdom
Kellogg Brown & Root Services, Inc.	United States
Kellogg Energy Services, Inc.	United States
Landmark Graphics Corporation	United States
Oilfield Telecommunications, LLC.	United States